Exhibit 32.1

THE MACERICH COMPANY
WRITTEN STATEMENT
PURSUANT TO
18 U.S.C. SECTION 1350
The undersigned, Arthur M. Coppola and Thomas E. O'Hern, the Chief Executive Officer and Chief Financial Officer, respectively, of The Macerich Company (the "Company"), pursuant to 18 U.S.C. §1350, each hereby certifies that, to the best of his knowledge:

(i)
the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 of the Company (the "Report") fully complies with the requirements of Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended; and

(ii)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 1, 2014

/s/ ARTHUR M. COPPOLA
Chairman and Chief Executive Officer

/s/ THOMAS E. O'HERN
Senior Executive Vice President and Chief Financial Officer